UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Capital Senior Living Corporation

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Capital Senior Living Issues Letter to Shareholders Urging Them to Vote on the White Card and Support a Sustainable Future for the Company

Strongly Urges Shareholders to Support Amended Transactions by Voting on the WHITE Card at Special Meeting on October 22, 2021

Despite Issuing More than a Dozen Communications, Ortelius Has Failed to Provide an Actionable and Immediate Alternative and Has Dangerously Misrepresented the Company’s Financial Position

DALLAS, October 19, 2021 – Capital Senior Living Corporation (“Capital Senior Living” or the “Company”) (NYSE: CSU), a leading owner-operator of senior living communities across the United States, today issued a letter to its shareholders in connection to its Special Meeting of Stockholders (the “Special Meeting”) on October 22, 2021.

The full text of the letter is below.

October 19, 2021

Dear Capital Senior Living Shareholders,

You have an important decision to make at the upcoming Special Meeting of Stockholders (the “Special Meeting”), on October 22, 2021, regarding our plan to raise up to $154.8 million through a series of financing transactions with Conversant Capital (“Conversant”) (collectively, the “Amended Transactions”). You, our shareholders, will have the option to vote FOR a sustainable future for the Company. The alternative is to take a chance on an uncertain path forward that might put the survival of CSU (and your investment) in jeopardy.

The Board of Directors (the “Board”) and senior management have carefully outlined, with concrete, factual support, the Company’s current financial condition and the reasons why the Amended Transactions remain in the best interests of the Company and its stockholders. The leading, independent proxy advisor Institutional Shareholder Services (“ISS”) agreed, recommending that stockholders vote FOR all of the Company’s proposals at Friday’s Special Meeting.

One of the Company’s stockholders, Ortelius Advisors, L.P. (“Ortelius”), disagrees and does not support the transaction. That is, of course, every shareholder’s right. Ortelius has publicly issued more than a dozen communications urging you to vote against the original and Amended Transactions. In each of those communications they have – dangerously – misrepresented the Company’s current financial condition. Notably, they have not provided an actionable alternative to the Amended Transactions with Conversant, free of the same due diligence conditions that doomed prior discussions between the Company and other financing sources. And we note that Ortelius, while suggesting they are concerned about your investment, chose not to engage with the Company and Conversant (despite being invited to do so) during the renegotiation of the deal, instead choosing to wait until the Amended Transactions were announced and then attack them publicly.

As you make your decision, we ask you to consider the following:

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The reality of the situation is simple: CSU is over-levered with no unencumbered assets and an urgent need for new capital. Based on current cash burn and near-term liabilities the Company will likely run out of cash by year end. The Amended Transactions will provide immediate liquidity to address working capital deficits, fund greatly needed capital expenditures, resolve near-term debt maturities, and stabilize the Company as we work to improve our financial positioning and drive shareholder value.

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The Amended Transactions with Conversant are the best, and only, deal available to us. After undergoing two strategic alternative reviews over the span of two years, the Board, management and the Company’s advisors firmly believe this was a well-conducted and sound process that resulted in the best path forward for the Company. Again, ISS agreed.

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There are no credible, actionable and immediate alternatives to the Amended Transactions that will resolve the Company’s urgent need for significant capital. The proposal outlined by Invictus Global Management (“Invictus”) not only is highly conditional, but also is solely in the form of debt, which would compound the already significant financial challenges of the Company. Despite its vocal opposition to the Amended Transactions, activist investor Ortelius has shared nothing more than vague points about its own financing plan for the Company. In its report,1 ISS recognized the financial condition of the Company and agreed that the Amended Transactions “provid[e] certainty of capital that neither Ortelius nor Invictus can offer at this time.”

A vote against the Amended Transactions is not a vote FOR anything – other than a gamble on an uncertain future. The Amended Transactions make strategic and financial sense for the Company and will position CSU for increased shareholder value and long-term success. We urge you to vote FOR the Amended Transactions to protect your investment in the Company.

Vote FOR the Amended Transactions and a sustainable future for Capital Senior Living at the upcoming Special Meeting.

Sincerely,

The Capital Senior Living Board of Directors

No Offer or Solicitation / Additional Information and Where to Find It

This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The amended rights offering will be made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on September 10, 2021, and an amendment to the prospectus supplement filed with the SEC on October 4, 2021. Any offer will be made only by means of a prospectus and prospectus supplement forming part of the registration statement. Investors should read the prospectus and prospectus supplement and consider the investment objective, risks, fees and expenses of the Company carefully before investing. Copies of the prospectus and prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov.

In connection with the proposed transaction with Conversant, the Company filed a proxy statement with the SEC on August 31, 2021 and filed an amendment to the proxy statement with the SEC on October 4, 2021. The Company may also file other relevant documents with the SEC regarding the proposed transaction. The proxy statement, and any amendments thereto, have been delivered to stockholders of the Company. This communication is not a substitute for the proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, AS AMENDED, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders are able to obtain free copies of the definitive proxy statement and the amendment to the proxy statement and other documents containing important information about the Company and the proposed transaction through the website maintained by the SEC at www.sec.gov.

[1]	Permission to quote from the ISS report was neither sought nor received.

Participants in the Solicitation

The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on November 3, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended on April 30, 2021. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials relating to the proposed transaction filed with the SEC.

About Capital Senior Living

Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 75 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit http://www.capitalsenior.com or connect with the Company on Facebook or Twitter.

About Conversant

Conversant Capital LLC is a private investment adviser founded in 2020. The firm pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors in both the public and private markets. Further information is available at www.conversantcap.com.

Safe Harbor

The forward-looking statements in this letter are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of other owners; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contacts:

Media Inquiries:

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com / jgermani@sloanepr.com

Investor Inquiries:

Chris Hayden

Georgeson LLC

(212) 440-9850, chayden@georgeson.com

Company Contact:

Capital Senior Living

Kimberly Lody

President and Chief Executive Officer

(972) 308-8323, klody@capitalsenior.com

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